As filed with the Securities and Exchange Commission on December 27, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INLAND RETAIL REAL ESTATE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	36-4246655
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)

2901 Butterfield Road
Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip code)

Inland Retail Real Estate Trust, Inc. 2005 Equity Award Plan

Inland Retail Real Estate Trust, Inc. 2005 Employee Stock Purchase Plan

(Full title of the plan)

Barry L. Lazarus

President and Chief Executive Officer

Inland Retail Real Estate Trust, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

(630) 218-8000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Robert J. Walner, Esq.	David J. Kaufman, Esq.
Senior Vice President, General Counsel	Duane Morris LLP
and Corporate Secretary	227 West Monroe Street
Inland Retail Real Estate Trust, Inc.	Chicago, Illinois 60606
2901 Butterfield Road	(312) 499-6700
Oak Brook, Illinois 60523
(630) 218-8000

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
		offering	aggregate	Amount of
Title of securities	Amount to be	price	offering	registration
to be registered	registered (1)	per share(2)	price(2)	fee(1)

Common Stock, $0.01 par value	500,000 shares	$7.23	$3,615,000	$387

(1)                                  Includes 300,000 shares of common stock issuable under the Inland Retail Real Estate Trust, Inc. 2005 Equity Award Plan and 200,000 shares of common stock issuable under the Inland Retail Real Estate Trust, Inc. 2005 Employee Stock Purchase Plan.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)                                  Determined pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on book value per share as of September 30, 2005, the latest practicable date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by Inland Retail Real Estate Trust, Inc. (the “Registrant”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

The Registrant’s Current Reports on Form 8-K filed January 4, 2005, February 4, 2005, February 28, 2005, March 3, 2005, March 25, 2005, May 18, 2005, June 21, 2005, August 19, 2005, September 14, 2005, September 23, 2005 and September 29, 2005; and

The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on April 20, 2000 (File No. 000-30413), and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

The Registrant’s Sixth Articles of Amendment and Restatement of Charter and Amended and Restated Bylaws (as amended) (collectively, the “Charter and Bylaws”) authorize the Registrant to indemnify and pay, advance or reimburse reasonable expenses of the directors, officers, employees and agents of the Registrant and its affiliates (to the extent such parties are entitled to indemnification under the Charter and Bylaws, each an “Indemnified Party”) to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, and, without limiting the generality of the foregoing, in accordance with section 2-418 of the Maryland General Corporation Law; provided, however, that, as long as the Registrant qualifies as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (a “REIT”), no such indemnification may be made unless: (i) the directors of the Registrant have determined, in good faith, as to the course of conduct which caused the loss or liability was in the Registrant’s best interest; (ii) the Indemnified Party was acting on the Registrant’s behalf or performing services on the Registrant’s part; (iii) the liability or loss was not the result of negligence or misconduct on the part of the Indemnified Party, except that in the event the Indemnified Party is or was an independent director, the liability or loss must not have been the result of gross negligence or willful misconduct; and (iv) the indemnification or agreement to be held harmless is recoverable only out of the Registrant’s assets and not from its shareholders.

Furthermore, as long as the Registrant qualifies as a REIT and notwithstanding anything to the contrary contained above, the Registrant is not permitted under its Charter and Bylaws to indemnify any such directors, officers, employees or agents for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnified Party; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnified Party; or (iii) a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the SEC and the published opinions of any state securities regulatory authority in which the Registrant’s securities were offered and sold as to indemnification for securities law violations.

The Registrant may advance funds to Indemnified Parties for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only in accordance with Section 2-418 of the Maryland General Corporation Law, and, as long as the Registrant qualifies as a REIT, only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services by the

Indemnified Party for or on the Registrant’s behalf; (ii) the legal action is initiated by a third party who is not a shareholder or the legal action is initiated by a shareholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves the Registrant’s making of the advancement; and (iii) the Indemnified Party receiving any advances undertakes to repay the advanced funds to the Registrant, together with the applicable legal rate of interest, in cases in which the Indemnified Party is found not to be entitled to indemnification.

The Registrant may purchase and maintain insurance or provide similar protection on behalf of any Indemnified Party against any liability asserted which was incurred in any such capacity with the Registrant or arising out of such status; provided, however that the Registrant may not incur the costs of any liability insurance which insures any person against liability for which he, she, or it could not be indemnified under the Charter and Bylaws.  Nothing contained in the Charter and Bylaws constitutes a waiver by any Indemnified Party of any right which he, she or it may have against any party under federal or state securities laws.  Also, the Registrant has the power to enter into any contract for indemnity and advancement of expenses with an officer, employee or agent who is not a director of the Registrant to such further extent consistent with law.  Certain executives also have separate indemnification agreements with the Registrant.  Neither the amendment nor the adoption of any other provision of the Registrant’s Charter or Bylaws shall apply to or affect in any respect the applicability of indemnification with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

To the extent that the indemnification shall apply to liabilities arising under the federal securities law, the Registrant has been advised that, in the opinion of the SEC, such indemnification in this case is contrary to public policy and, therefore, unenforceable.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.		Description of Exhibit

4.1

Third Articles of Amendment and Restatement of Charter of Inland Retail Real Estate Trust, Inc. (included as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11 filed on April 5, 2002 (File No. 333-85666) and incorporated herein by reference)

4.1	(a)

Articles of Amendment of Inland Retail Real Estate Trust, Inc. (included as Exhibit 3.1(a) to the Registrant’s Registration Statement on Form S-11 filed April 5, 2002 (File No. 333-85666) and incorporated herein by reference)

4.1	(b)

Fourth Articles of Amendment and Restatement of Charter of Inland Retail Real Estate Trust, Inc. (included as Exhibit 3.1(b) to the Registrant’s Quarterly Report on Form 10-Q filed November 9, 2004 (File No. 000-30413) and incorporated herein by reference)

4.1	(c)

Fifth Articles of Amendment and Restatement of Charter of Inland Retail Real Estate Trust, Inc. (included as Exhibit 99.25 to the Registrant’s Current Report on Form 8-K filed on January 4, 2005 (File No. 000-30413) and incorporated herein by reference)

4.1	(d)

Sixth Articles of Amendment and Restatement of Charter of Inland Retail Real Estate Trust, Inc. (included as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on September 14, 2005 (File No. 000-30413) and incorporated herein by reference)

4.2

Amended and Restated Bylaws of Inland Retail Real Estate Trust, Inc. (included as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 000-30413) and incorporated herein by reference)

4.2	(a)

Amendment to Amended and Restated Bylaws of Inland Retail Real Estate Trust, Inc. dated February 22, 2002 (included as Exhibit 3.2(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 000-30413) and incorporated herein by reference)

4.2	(b)

Amendment to the Amended and Restated Bylaws of Inland Retail Real Estate Trust, Inc. dated August 31, 2004 (included as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on September 14, 2004 (File No. 000-30413) and incorporated herein by reference)

4.2	(c)

Amendment to the Amended and Restated Bylaws of Inland Retail Real Estate Trust, Inc. dated March 23, 2005 (included as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on March 25, 2005 (File No. 000-30413) and incorporated herein by reference)

4.3

Agreement of Limited Partnership of Inland Retail Real Estate Limited Partnership (included as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-11 filed November 28, 2000 (File No. 333-50822) and incorporated herein by reference)

4.3	(a)

First Amendment to Agreement of Limited Partnership of Inland Retail Real Estate Limited Partnership (included as Exhibit 4.1(a) to the Registrant’s Registration Statement on Form S-11 filed November 28, 2000 (File No. 333-50822) and incorporated herein by reference)

4.4		Specimen Certificate for the shares (included as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-11 filed September 28, 1998 (File No, 333-64391) and incorporated herein by reference)

5.1		Opinion of Duane Morris LLP

23.1		Consent of KPMG LLP

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1)

99.1	Inland Retail Real Estate Trust, Inc. 2005 Equity Award Plan

99.2	Inland Retail Real Estate Trust, Inc. 2005 Employee Stock Purchase Plan

Item 9.    Undertakings.

The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(a) and (1)(b) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Oak Brook, State of Illinois, on December 27, 2005.

INLAND RETAIL REAL ESTATE TRUST, INC.

By:	/s/ Barry L. Lazarus
Barry L. Lazarus
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert D. Parks	Chairman of the Board and Director	December 27, 2005
Robert D. Parks

/s/ Barry L. Lazarus	President, Chief Executive Officer and	December 27, 2005
Barry L. Lazarus	Director (principal executive officer)

/s/ James W. Kleifges	Vice President and Chief Financial	December 27, 2005
James W. Kleifges	Officer (principal financial and
accounting officer)

/s/ Brenda G. Gujral	Director	December 27, 2005
Brenda G. Gujral

/s/ Daniel K. Deighan	Director	December 27, 2005
Daniel K. Deighan

/s/ Kenneth E. Masick	Director	December 27, 2005
Kenneth E. Masick

/s/ Michael S. Rosenthal	Director	December 27, 2005
Michael S. Rosenthal

/s/ Richard P. Imperiale	Director	December 27, 2005
Richard P. Imperiale

EXHIBIT INDEX

Exhibit No.		Description of Exhibit

4.1

Third Articles of Amendment and Restatement of Charter of Inland Retail Real Estate Trust, Inc. (included as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11 filed on April 5, 2002 (File No. 333-85666) and incorporated herein by reference)

4.1	(a)

Articles of Amendment of Inland Retail Real Estate Trust, Inc. (included as Exhibit 3.1(a) to the Registrant’s Registration Statement on Form S-11 filed April 5, 2002 (File No. 333-85666) and incorporated herein by reference)

4.1	(b)

Fourth Articles of Amendment and Restatement of Charter of Inland Retail Real Estate Trust, Inc. (included as Exhibit 3.1(b) to the Registrant’s Quarterly Report on Form 10-Q filed November 9, 2004 (File No. 000-30413) and incorporated herein by reference)

4.1	(c)

Fifth Articles of Amendment and Restatement of Charter of Inland Retail Real Estate Trust, Inc. (included as Exhibit 99.25 to the Registrant’s Current Report on Form 8-K filed on January 4, 2005 (File No. 000-30413) and incorporated herein by reference)

4.1	(d)

Sixth Articles of Amendment and Restatement of Charter of Inland Retail Real Estate Trust, Inc. (included as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on September 14, 2005 (File No. 000-30413) and incorporated herein by reference)

4.2

Amended and Restated Bylaws of Inland Retail Real Estate Trust, Inc. (included as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 000-30413) and incorporated herein by reference)

4.2	(a)

Amendment to Amended and Restated Bylaws of Inland Retail Real Estate Trust, Inc. dated February 22, 2002 (included as Exhibit 3.2(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 000-30413) and incorporated herein by reference)

4.2	(b)

Amendment to the Amended and Restated Bylaws of Inland Retail Real Estate Trust, Inc. dated August 31, 2004 (included as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on September 14, 2004 (File No. 000-30413) and incorporated herein by reference)

4.2	(c)

Amendment to the Amended and Restated Bylaws of Inland Retail Real Estate Trust, Inc. dated March 23, 2005 (included as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on March 25, 2005 (File No. 000-30413) and incorporated herein by reference)

4.3

Agreement of Limited Partnership of Inland Retail Real Estate Limited Partnership (included as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-11 filed November 28, 2000 (File No. 333-50822) and incorporated herein by reference)

4.3	(a)

First Amendment to Agreement of Limited Partnership of Inland Retail Real Estate Limited Partnership (included as Exhibit 4.1(a) to the Registrant’s Registration Statement on Form S-11 filed November 28, 2000 (File No. 333-50822) and incorporated herein by reference)

4.4		Specimen Certificate for the shares (included as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-11 filed September 28, 1998 (File No, 333-64391) and incorporated herein by reference)

5.1		Opinion of Duane Morris LLP

23.1		Consent of KPMG LLP

23.2		Consent of Duane Morris LLP (included in Exhibit 5.1)

99.1		Inland Retail Real Estate Trust, Inc. 2005 Equity Award Plan

99.2		Inland Retail Real Estate Trust, Inc. 2005 Employee Stock Purchase Plan